                                                                    EXHIBIT 99-C

   The following is the information set forth under the section entitled "Voting of Shares Represented by Management Proxies" from pages 21-29 of the Registrant's Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) on May 15, 1996, relating to Form S-4 Registration Statement No. 33-99126, which has been incorporated by reference into Part II, Item 4(c) of this Form 10-Q:



              VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

  GENERAL

   As at the date hereof, 64,894,554 Common Shares were issued and outstanding. Each such Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. All holders of Common Shares of record as of the time of the Meeting or any adjournment(s) thereof are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed Proxy shall have been delivered to Xavier-Canada within the time specified in the attached Notice of Meeting, to attend and vote thereat by Proxy the Common Shares held by them. See "Description of Xavier-- Delaware Securities."

  MEETING

   A shareholder forwarding the Proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. The persons named in the form of Proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. However, in the absence of such direction, THE NOMINEES INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY:

      1. FOR the election of Chris A. Dittmar, Robert L. Gerry, III, Michael C.P. Hannesson, Paul T. Conroy and Franklin L. Davis as directors of Xavier-Canada.

      2. FOR the special resolution authorizing and approving the Consolidation (see "The Consolidation").

      3. FOR the special resolution authorizing the Domestication (see "Domestication and Merger -- The Domestication").

      4. FOR the resolution authorizing the adoption of the 1996 Incentive Plan (see "1996 Long Term Incentive Plan").

      5. FOR the appointment of BDO Seidman LLP as the Company's auditors and to authorize the directors to fix the remuneration of the auditors.

   The enclosed form of Proxy, when properly signed, confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment(s) thereof. On the date of the printing of this Prospectus, management knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters which are not now known to management should properly come before the Meeting or any adjournment(s) thereof, the Proxy will be voted on such matters in accordance with the best judgment of the proxies named therein.

  CONSENT.

   A Proxy from a shareholder for the Consent in lieu of meeting received by management will be exercised in the manner specified in the Proxy by such shareholder, unless authority to exercise the Proxy is withheld or the Proxy is left blank. If the Proxy is left blank, the proxies named in the Proxy for the Consent in lieu of meeting will exercise the authority with respect to the shares represented by such Proxy by executing a Consent FOR the Merger.

   BECAUSE THE CONSENT IS EFFECTIVE ONLY IF EXECUTED ON BEHALF OF A MAJORITY OF COMMON SHARES OUTSTANDING, THE FAILURE TO CONVEY A PROXY TO EXPRESS CONSENT OR THE WITHHOLDING OF AUTHORITY TO EXPRESS CONSENT HAS THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER.

 VOTING SHARES AND RECORD DATE

  MEETING

   The Board of Directors has fixed May 15, 1996 as the record date, being the date for the determination of the registered holders of securities entitled to receive Notice of the Meeting pursuant to National Policy No. 41, as amended, issued by the securities commissions and comparable regulatory bodies of the Provinces of Canada. Any non-registered shareholder that has requested or requests to be registered as a shareholder in the time allotted pursuant to such Policy will be listed on the list of shareholders referred to below.

   In accordance with the provisions of the OBCA, Xavier-Canada will prepare a list of holders of Common Shares at the close of business on May 15, 1996.
 Each holder of Common Shares named in the list will be entitled to vote the Common Shares shown opposite his name except to the extent that: (i) the shareholder has transferred any of his shares after the record date and (ii) the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns such shares and demands not later than 48 hours before the Meeting that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting.

  CONSENT

   After the Domestication becomes effective, pursuant to the DGCL, the Consent will be executed on behalf of those shareholders who (i) have delivered proxies marked in favor of or not against the Merger and (ii) are shareholders of the Company on the record date with respect to the Merger. The record date with respect to shareholders entitled to be included in the Consent to the Merger will be deemed to be the date the Consent is presented to the Company. This date will be as soon as practicable after the Domestication becomes effective. SINCE A SHAREHOLDER MUST HOLD THE COMMON SHARES TO BE VOTED IN HIS NAME UNDER THE CONSENT ON THE DATE THE CONSENT IS EXECUTED, NO PROXY WITH RESPECT TO THE CONSENT WILL BE EFFECTIVE IF THE HOLDER EXECUTING THE PROXY IS NO LONGER A HOLDER OF RECORD AT THE TIME THE CONSENT IS EXECUTED. ACCORDINGLY, HOLDERS OF COMMON SHARES WHO WISH TO HAVE THEIR SHARES REPRESENTED IN THE EXECUTION OF THE CONSENT TO THE MERGER SHOULD REFRAIN FROM SELLING OR TRANSFERRING ANY COMMON SHARES UNTIL AFTER THE MERGER BECOMES EFFECTIVE.

 STATEMENT OF EXECUTIVE COMPENSATION

  For information with respect to executive compensation, see "Management."

 ELECTION OF DIRECTORS

   Five directors will be elected at the Meeting. Management does not contemplate that any of the nominees will be unable to serve as a director but if that should occur for any reason prior to the Meeting, it is intended that discretionary authority shall be exercised by the persons named in the enclosed form of Proxy to vote the Proxy for the election of any other person or persons in place of any nominee or nominees unable to serve. The term of office of each of the following proposed nominees will expire at the next meeting of shareholders of the Company when a successor is duly elected or appointed unless his office is earlier vacated in accordance with the Company's by-laws; provided, however, if the Merger is completed, the directors of Xavier-Delaware will be the directors of the surviving company after the Merger. See "Management--Executive Officers and Directors" for information concerning Xavier-Delaware's directors.

   The following table sets forth certain information pertaining to the persons proposed to be nominated for election as directors of Xavier-Canada.

                                                                                YEAR
                                                                   POSITION     FIRST       NUMBER
                                                                 WITH XAVIER    BECAME A      OF
           NAME              PRINCIPAL OCCUPATION OR EMPLOYMENT    CANADA      DIRECTOR    SHARES(2)
         -------             ----------------------------------  ----------    --------    ---------
Chris A. Dittmar               Chairman, President and CEO of     Chairman,          1993     373,750
                                    the Company                   President
                                                                   and CEO

Paul T. Conroy                President of Paramount Ventures      Director          1995      75,000
                                Finance, Inc., Beaufort Petroleum
                                Investments, Ltd. and Gothic
                                Resources, Inc.

Michael C.P. Hannesson(1)     Chief Financial Officer and          Director          1994     225,000
                               Director of Farm Energy, Ltd.

Robert L. Gerry, III          Vice Chairman - Nuevo Energy         Director          1994     125,000

Franklin L. Davis                  Partner - Smith Lyons           Director          1995      75,000

- --------------
  (1) Mr. Hannesson served the Company as a director from August 30, 1994 to May 20, 1995 prior to becoming a member of the Board of Directors again on August 30, 1995. He is also a member of the Audit Committee.
  (2) Information with respect to the number of shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Xavier-Canada, has been provided by the nominees. For further information concerning each director nominee's holdings of Xavier-Canada securities, see "Principal Shareholders."

       For further information with respect to the persons nominated to be directors of Xavier-Canada, the directors of Xavier-Delaware and members of the Company's management, including the number of Common Shares beneficially owned, directly or indirectly or over which control or direction is exercised, see "Management" and "Principal Shareholders."

  APPOINTMENT OF AUDITORS

       Unless such authority is withheld, the persons named in the Proxy intend to vote for the appointment of BDO Seidman, LLP, as the new auditors of the Company (the "New Auditors") for the next year and to authorize the directors to fix their remuneration.

       After approval by the Company's Board of Directors, the Company's predecessor auditors, Morgan & Co., Chartered Accountants (the "Former Auditors") resigned at the Company's request on September 12, 1994, effective September 12, 1994. The New Auditors were appointed as the Company's auditors as of July 29, 1994. The Former Accountant's report for the year ended December 31, 1993 contained no adverse opinions or disclaimer of opinions nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which would have required the Former Auditors to include such disagreements in their reports.

       In accordance with National Policy No. 31, the Company issued a notice of change of auditors (the "Notice"). The Company has since received letters in reply to the Notice from the Former Auditors and the New Auditors (together, the "Replies") and the Notice and the Replies have been reviewed by the directors of the Company. A copy of each of the Notices and the Replies are attached as Exhibit C as the reporting package pursuant to National Policy No. 31.


                               THE CONSOLIDATION

       The Company is asking its shareholders to pass a special resolution (the "Consolidation Resolution"), subject to requisite regulatory approval, including without limitation, the approval of the ASX, authorizing the filing of Articles of Amendment consolidating the issued and outstanding Common Shares on the basis of one Post-Consolidation Common Share for every four Pre-Consolidation Common Shares of the Company and changing the name of the Company to Xavier Corporation, all in compliance with Ontario Securities Commission Policy No. 5.2.

       The Board of Directors believes that the Consolidation is in the best interests of the shareholders because over the long term the Company will have greater flexibility with respect to future equity financings which will be necessary to develop the Company's properties and the Consolidation will facilitate acquisitions by the Company for equity consideration. Furthermore, in connection with the proposed listing of the Common Shares on the Nasdaq National Market, it is necessary for such shares to trade at a price over US$3.00 per share. See "Risk Factors--Risks Relating to Ownership of Company Securities and this Offering--Nasdaq National Market Listing."

       Prior to the Consolidation, Xavier-Delaware will issue 26 shares of Convertible Preferred Stock (the "Convertible Preferred Shares") to Messrs. Dittmar and Bowman pursuant to the terms of certain Interest Purchase Agreements effective November 3, 1993. Each Convertible Preferred Share will be convertible into Xavier-Delaware Common Stock in an amount equal to 1% of the outstanding Xavier-Delaware Common Stock at the time of, and after giving effect to, the conversion thereof. The Company has agreed to issue at least 20 of these Convertible Preferred Shares to Mr. Dittmar and at least six of these Convertible Preferred Shares to Mr. Bowman pursuant to the Interest Purchase Agreements. The ability of Messrs. Dittmar and Bowman to convert their shares and the obligation of the Company to issue additional Convertible Preferred Shares are subject to certain conditions described more fully under the caption "Certain Transactions--Interest Purchase Agreements." See also "Risk Factors--Risks Related to Ownership of the Company's Securities and this Offering--Obligation to Issue Substantial Additional Shares."

       It is currently anticipated that the Articles of Amendment effecting the Consolidation will be filed regardless of whether the Domestication and Merger are effected. If the Consolidation is effected without the Domestication or Merger being completed, shareholders will be required to surrender their certificates representing Pre-Consolidation Common Shares in exchange for certificates representing Post-Consolidation Common Shares. Appropriate transmittal forms will be sent to shareholders for this purpose. Prior to a share certificate being surrendered, such share certificate will represent whole shares of the Company on a post-consolidated basis, (an amount equal to one-fourth of the amount represented by such share certificate).

       The special resolution approving the Consolidation will provide that any person who, on the date that the Articles of Amendment are filed with the Ministry of Consumer and Commercial Relations to give effect to this resolution, is the registered holder of a number of Common Shares not divisible by four shall not be entitled to receive any fractional interest in a Common Share following such consolidation. All fractions of Post-Consolidation Common Shares will be rounded to the next lowest whole number if the first decimal place is less than five and rounded to the next highest whole number if the first decimal place is five or greater.

       The special resolution will not be effective unless passed at the Meeting by at least two-thirds of the votes cast. Notwithstanding such approval, the Board of Directors may determine not to proceed with the filing of Articles of Amendment effecting the Consolidation.

       As the special resolution is subject to the approval of the ASX, if such approval is not obtained, the Board of Directors will not proceed with the filing of the Articles of Amendment.

       Exhibit A to this Prospectus contains the text of the special resolution with respect to the Consolidation to be submitted to the Shareholders at the Meeting.

                    DOMESTICATION AND MERGER

 THE DOMESTICATION.

            Xavier-Canada is proposing to continue its existence through a "domestication" under Section 388 of the DGCL. The continued, or domesticated, corporation will become subject to the DGCL on the date of its domestication, but will be deemed to have commenced its existence in Delaware on the date it originally commenced existence in Ontario. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of domestication and a certificate of incorporation for the corporation being domesticated. A copy of the proposed form of each of the Certificate of Domestication and Certificate of Incorporation of Xavier-Canada that will be filed in Delaware is attached as Exhibit D and E, respectively. The Domestication will be effective upon the filing of such certificates and thereafter Xavier-Canada will be subject to such Certificate of Incorporation. Xavier-Canada will be discontinued in Ontario as of the date a certificate of discontinuance is issued by the OBCA Director.

            The Domestication will not interrupt the existence of Xavier-Canada. Each Common Share will remain issued and outstanding as a Common Share of Xavier-Canada after its corporate existence is continued from Ontario under the OBCA and domesticated in Delaware pursuant to the DGCL. For a summary of certain of the rights of shareholders of the Company before and after the Domestication, see "Effects of Domestication on Shareholder Rights."

  THE MERGER

     GENERAL.

            The Merger is proposed to be accomplished as a "short-form" merger of Xavier-Canada, then a Delaware corporation, into its wholly-owned subsidiary, Xavier-Delaware, pursuant to Section 253 of the DGCL. The Certificate of Incorporation and By-Laws (the "Xavier-Delaware Certificate" and "Xavier-Delaware By-Laws," respectively) attached as Exhibits G and H, respectively, will become the Certificate of Incorporation and By-Laws of Xavier-Delaware in connection with the Merger. A copy of each of the proposed Certificate of Ownership and Merger relating to the Merger, the Xavier-Delaware Certificate and the Xavier-Delaware By-Laws is attached as Exhibit F, G and H, respectively.

            In the Merger, each Common Share issued and outstanding immediately prior to the Merger will be converted into one share of Xavier-Delaware Common Stock. See "-- Mechanics of Merger." If the Merger fails to occur, Xavier-Canada will continue its operations as a Delaware corporation and the proposed Xavier-Delaware Certificate and Xavier-Delaware By-laws will be the Certificate of Incorporation and By-laws of Xavier-Canada after the Domestication.

     PURPOSE OF MERGER.

            The Company was formed in 1959 to conduct mining and natural resource operations in Canada. In 1991 the Company ceased mining operations and conducted no significant business activities until December 1993. Because the corporate records relating to the Company's operations prior to December 1993 are incomplete, the Company cannot accurately establish with complete certainty the circumstances surrounding each and every share issuance. Although the Company has not identified any defects in share issuances during the period from 1959 through 1993 and has not been notified that any exist, it intends to undertake the Merger in an effort to ensure that no such issues arise in the future. Accordingly, in connection with the Merger, when each shareholder surrenders his certificate, he will be deemed to be surrendering any and all claims, if any, he may have against the Company in respect of any defective issuance which he alleges may have occurred.

            If the Merger is not completed, the Company will not have the same level of certainty with respect to the circumstances with respect to the issuance of the Common Shares that would be afforded if the Merger were to occur. The Company does not believe, however, that it will be adversely affected in any material way by the failure to complete the Merger.

     MECHANICS OF THE MERGER.

            In the Merger, holders of Common Shares will receive one share of Xavier-Delaware Common Stock for every Post-Consolidation Common Share held by such holder.

            Following the Merger, holders of Common Shares will continue to hold the same percentage interest in Xavier-Delaware that they held in Xavier-Canada immediately prior to the Merger. In addition, in connection with the Merger, the Xavier-Canada Warrants and the Xavier-Canada Options outstanding immediately prior to the Merger will become obligations of Xavier-Delaware.

     OFFICERS AND DIRECTORS

            Upon the effectiveness of the Merger, the directors and officers of Xavier-Delaware immediately prior to the Merger will continue to be the officers and directors of Xavier-Delaware after the Merger. The current officers of Xavier-Delaware are the persons who hold the same offices in Xavier-Canada. Chris A. Dittmar, Robert L. Gerry, III, Michael C.P. Hannesson, Paul T. Conroy and Franklin L. Davis are the current and nominee directors of Xavier-Canada. Chris A. Dittmar, Robert L. Gerry, III, Franklin
  L. Davis, Benton H Wilcoxon and George W. Bowman are, and immediately after the Merger will continue to be, the directors of Xavier-Delaware. See "Management" for further details about the officers and directors of Xavier-Canada and Xavier-Delaware.

     EXCHANGE OF SHARE CERTIFICATES

            As soon as practicable on or after the Merger, Xavier-Canada shareholders of record immediately prior to the Merger will be sent detailed instructions concerning the procedures to be followed for submission of certificates representing Common Shares to an exchange agent appointed by Xavier-Canada (the "Exchange Agent"), together with a form of transmittal letter to be sent to the Exchange Agent at the time such certificates are submitted.

            After the Merger, the Exchange Agent will deliver to any holder who has previously submitted a duly completed and executed transmittal letter and a certificate representing Common Shares, a certificate issued by Xavier-Delaware representing the appropriate number of shares of Xavier-Delaware Common Stock into which such holder was converted.

            After the Merger but before a certificate representing Common Shares is surrendered, certificates representing Common Shares will represent the number of shares of Xavier-Delaware Common Stock into which the holder thereof was converted pursuant to the terms of the Merger. The transfer agent for the Company will be instructed to forward to the Exchange Agent any certificates for shares of capital stock of Xavier-Canada otherwise delivered by the shareholder. The Exchange Agent will deliver certificates representing the appropriate amount and type of Xavier-Delaware capital stock in accordance with the stockholder's instructions for transfer or exchange.

  CONDITIONS TO DOMESTICATION AND MERGER; SHAREHOLDER APPROVALS

     DOMESTICATION

            The Domestication is subject to, among other things, (i) approval by the Xavier-Canada shareholders of a special resolution authorizing the Domestication (a copy of which is attached as Exhibit B) by the affirmative vote of at least two-thirds of the Common Shares voting in person or by proxy at the Meeting or any adjournment(s) thereof and (ii) authorization of the OBCA Director. Upon approval of the Domestication by Xavier-Canada shareholders, Xavier-Canada intends to apply to the OBCA Director to authorize the Domestication.

     MERGER

            The consummation of the Merger is subject to the following conditions: (i) the effectiveness of the Domestication; (ii) the adoption of a resolution approving the Merger by the Board of Directors of Xavier-Canada after the Domestication; and (iii) the approval of the Merger by the Consent executed on behalf of holders of record of a majority of the outstanding Common Shares after the Domestication.

            The shareholders of Xavier-Canada are being requested to approve the Merger by written consent, instead of at a special meeting, because the notice and voting requirements under the DGCL could not be satisfied on a timely basis if a meeting of the shareholders of Xavier-Canada, once domesticated under the DGCL, were held immediately following the Domestication. For the Consent to be effective under the DGCL, it must be expressed, in person or by proxy, by the holders of record of a majority of the outstanding Common Shares, once Xavier-Canada is domesticated under the DGCL. Under the DGCL, notice of the Merger must be sent to the non-consenting shareholders of Xavier-Canada immediately prior to the effectiveness of the Merger.

            Notwithstanding the requisite shareholder approvals of the Domestication and Merger, the Board of Directors of Xavier-Canada has reserved the right to terminate or abandon the Domestication and/or the Merger without further shareholder approval if the Board of Directors determines that the consummation of the Domestication and/or the Merger would be inadvisable or not in the best interests of Xavier-Canada or its shareholders, or if all of the respective conditions to consummation of the Domestication and Merger have not occurred within a reasonable period of time.

  PROCEEDINGS BEFORE GOVERNMENTAL AUTHORITIES

     ONTARIO REGISTRAR

            The Domestication is subject to the authorization of the OBCA Director pursuant to Section 181 of the OBCA. If the special resolution is passed by the requisite number of Common Shares, Xavier-Canada intends to apply to the OBCA Director for authorization of the Domestication. The OBCA Director is empowered to authorize the Domestication if, among other things, the OBCA Director is satisfied that the Domestication will not adversely affect creditors or shareholders of Xavier-Canada and has set out five conditions in this regard.

             Under the laws of the State of Delaware:

               (i) the property of Xavier-Canada continues to be the property of
                   Xavier-Canada, once domiciled in Delaware;

               (ii) Xavier-Canada, once domiciled in Delaware, continues to be liable for the obligations of Xavier-Canada prior to the Domestication;

              (iii) an existing cause of action, claim or liability to
                    prosecution is unaffected;

               (iv) a civil, criminal or administrative action or proceeding pending by or against Xavier-Canada may be continued to be prosecuted by or against Xavier-Canada after the Domestication; and

               (v) a conviction against, or ruling, order or judgment in favor of or against, Xavier-Canada prior to the Domestication may be enforced by or against Xavier-Canada after the Domestication.

       Furthermore, pursuant to section 51 of the Regulations to the OBCA, an application for authorization of an Ontario company to continue in another jurisdiction must be accompanied by:

               (i) a consent from the Corporations Tax Branch of the Ministry of
                   Revenue;

              (ii) a consent from the Ontario Securities Commission;

             (iii) a legal opinion to the effect that the laws of the other jurisdiction meet the requirements of Section 181 of the OBCA.

     DELAWARE

       Subject to receipt of the authorization of the OBCA Director to the Domestication, Xavier-Canada anticipates that it will file with the appropriate official in Delaware a Certificate of Domestication and a Certificate of Incorporation under Section 388 of the DGCL, and that Xavier-Canada will be domesticated in Delaware on the date that all of the conditions to the Domestication have been satisfied. Promptly thereafter, Xavier-Canada intends to give notice to the OBCA Director that Xavier-Canada has been continued under the laws of Delaware and, pursuant to Section 181 of the OBCA, request that the OBCA Director issue a Certificate of Discontinuance bearing the same date as the date shown in the Certificate of Incorporation issued under the DGCL.

  PRINCIPAL REASONS FOR THE DOMESTICATION AND MERGER

       The Domestication and Merger will result in Xavier-Delaware, a Delaware corporation, succeeding to all of the operations, assets and liabilities of Xavier-Canada, an Ontario, Canada corporation. The Board of Directors believes that, by domiciling in the United States, Xavier will be able to enhance shareholder value over the long term. The Board's belief is based, in part, on the following factors:

            (i) as a Delaware corporation, the Company will have a significantly better opportunity to qualify for U.S. Government and quasi-governmental agency financing for its Russian projects described under the caption "Business;"

            (ii) by domiciling in the United States, the marketability of the Company's Common Shares will be enhanced by raising the Company's profile in various capital markets; and

            (iii) by becoming subject to United States tax laws, it will be provided with greater ease in dealing with income tax complexities associated with multi-jurisdictional operations.

       Furthermore, in the experience of management, potential debt and equity capital sources in the United States are more comfortable dealing with a United States corporation than a foreign corporation. Management believes this may be because U.S. entities are likely to be more familiar with U.S. standards of accounting, U.S. securities law disclosure requirements and U.S. legal principles.

       The Company chose the State of Delaware to be its domicile because Delaware, like Ontario, has a modern and flexible corporate code. The escalating risks and resultant costs of director liability have made it increasingly difficult for corporations to find and retain competent directors, and the Company believes the various indemnity and exculpation provisions of the DGCL will help it to attract and retain competent directors. Delaware has an active bar which is continually assessing and recommending improvements to the DGCL, and the substantial body of settled case law under the DGCL adds greater certainty in assessing risks associated with conducting business.

       The Company does not believe there will be any material disadvantages associated with the Domestication.

       The Company was formed in 1959 to conduct mining and natural resource operations in Canada. In 1991 the Company ceased mining operation and conducted no significant business activities until December 1993. Because the corporate records relating to the Company's operations prior to December 1993 are incomplete, the Company cannot accurately establish with complete certainty the circumstances surrounding each and every share issuance. Although the Company has not identified any defects in share issuances during the period from 1950 through 1993 and has not been notified that any exist, it intends to undertake the Merger in an effort to ensure that no such issues arise in the future. Accordingly, in connection with the Merger, when each shareholder surrenders his certificate, he will be deemed to be surrendering any and all claims, if any, he may have against the Company in respect of a defective issuance which he alleges may have occurred.

       If the Merger is not completed, the Company will not have the same level of certainty with respect to the circumstances with respect to the issuance of the Common Shares that would be afforded if the Merger were to occur. The Company does not believe, however, that it will be adversely affected in any material way by the failure to complete the Merger.


                 EFFECT OF DOMESTICATION ON SHAREHOLDER RIGHTS

       On the Effective Date, the shareholders of Xavier-Canada will become stockholders of Xavier-Delaware. Differences between the OBCA and the DGCL and between the Xavier-Canada Articles and the proposed Xavier-Delaware Certificate will result in various changes in the rights of shareholders of Xavier-Canada.

       The following is a summary of the rights of the Company's stockholders after the Domestication, as compared with those of Xavier-Canada shareholders prior to the Domestication. This summary does not purport to be complete and is qualified in its entirety by reference to the Xavier-Delaware Certificate, Xavier-Delaware By-Laws, Xavier-Canada Articles and Xavier-Canada By-Laws, the text of which are included in this Prospectus as Exhibits G, H, E and I, respectively. For further discussion of certain provisions of the Xavier-Delaware Certificate, see "Description Xavier--Delaware Securities."

  DIFFERENCES BETWEEN ONTARIO AND DELAWARE CORPORATE LAW

       Upon the consummation of the Domestication and Merger, the Corporation will be subject to the provisions of the DGCL. Set forth below is a comparison of certain material provisions of the DGCL and the OBCA.

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